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                                                                    EXHIBIT 23.3

                    CONSENT OF MARSHALL MILLER & ASSOCIATES

     We hereby consent to (i) the reference to us under the caption "Experts,"
(ii) the use of our reserve report of July 1997, as amended, with respect to the demonstrated coal reserves of Leslie Resources, Inc., and Leslie Resources Management, Inc., and its subsidiaries, and (iii) the use of our reserve report of September 1997, as amended, with respect to the demonstrated coal reserves of AEI Holding Company, Inc. (the "Company"), and its subsidiaries, all of which are included in the prospectus of the Company for the registration of US$200,000,000 of the Company's Series B Senior Notes due 2007, which prospectus is part of the registration statement to which this consent is an exhibit.

     We further wish to advise that Marshall Miller & Associates was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Marshall Miller & Associates nor any of its employees had or now has a substantial interest in the Company or any of its subsidiaries.

Respectfully submitted,

Marshall Miller & Associates

By:  /s/ Marshall S. Miller
     -------------------------------

Title:  President
       -----------------------------

       January 26, 1998